As filed with the Securities and Exchange Commission on July 18, 2011

Registration No. 333-175298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Zynga Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7371	42-1733483
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

444 De Haro Street, Suite 125

San Francisco, CA 94107

(800) 762-2530

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David M. Wehner

Zynga Inc.

444 De Haro Street, Suite 125

San Francisco, CA 94107

(800) 762-2530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen Kenneth L. Guernsey John T. McKenna Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000	Reginald D. Davis Karyn R. Smith Devang S. Shah Zynga Inc. 444 De Haro Street, Suite 125 San Francisco, CA 94107 (800) 762-2530	Keith F. Higgins Brian C. Erb Ropes & Gray LLP Three Embarcadero Center San Francisco, CA 94111 (415) 315-6300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-175298) of Zynga Inc. (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the                     listing fee. Except as otherwise noted, all the expenses below will be paid by Zynga.

Item	Amount
SEC Registration fee	$116,100
FINRA filing fee	75,500
Initial listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Transfer agent and registrar fees and expenses	*
Blue Sky fees and expenses	*
Miscellaneous fees and expenses	*

Total	$ *

*	To be filed by amendment.

ITEM 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation to be in effect upon the closing of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect upon the closing of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Zynga, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Zynga. At present, there is no pending litigation or proceeding involving a director or officer of Zynga regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, and amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers, directors and the selling stockholders against liabilities under the Securities Act of 1933, as amended.

ITEM 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1, 2008:

(a)	From January 1, 2008 to May 31, 2011, options to purchase 148,380,024 shares have been exercised for cash consideration in the aggregate amount of $6,132,353. From January 1, 2008 to May 31, 2011, we granted restricted stock units for 94,117,861 shares to our employees and directors.

(b)	Issuances of Capital Stock

(1)	On February 12, 2008, we issued 40,207,312 shares of our Series A-1 preferred stock, par value $0.00000625, to certain investors at a price per share of $0.125 for an aggregate purchase price of $5,025,914.

(2)	On July 18, 2008, we issued 59,391,296 shares of our Series B preferred stock, par value $0.00000625, to certain investors at a price per share of $0.4209375 for an aggregate purchase price of $25,000,024.

(3)	On November 4, 2009, we issued 3,200,000 shares of our Series B-1 preferred stock, par value $0.00000625, to certain investors at a price per share of $4.746075 for an aggregate purchase price of $15,187,440.

(4)	On April 24, 2010, we issued 2,330,472 shares of our Series B-2 preferred stock, par value $0.00000625, to certain investors at a price per share of $6.436465 for an aggregate purchase price of $15,000,002.

(5)	On June 1, 2010, we issued 22,527,892 shares of our Series B-2 preferred stock, par value $0.00000625, to certain investors at a price per share of $6.436465 for an aggregate purchase price of $144,999,988.

(6)	On June 3, 2010, we issued 23,304,716 shares of our Series B-2 preferred stock, par value $0.00000625, to certain investors at a price per share of $6.436465 for an aggregate purchase price of $149,999,989.

(7)	On February 18, 2011, we issued 34,927,368 shares of our Series C preferred stock, par value $0.00000625, to certain investors at a price per share of $14.029115 for an aggregate purchase price of $490,000,062.

(8)	From January 1, 2008 to December 31, 2009, we issued 15,965,936 shares of our Series B common stock, par value $0.00000625, as consideration to certain investors in connection with acquisitions.

(9)	From January 1, 2010 to December 31, 2010, we issued 26,584,658 shares of our Series Z preferred stock, par value $0.00000625, as consideration to certain investors in connection with acquisitions.

(10)	From January 1, 2011 to date, we issued 858,115 shares of our Series Z preferred stock, par value $0.00000625, as consideration to certain investors in connection with acquisitions.

The offers, sales and issuances of the securities described in Item 15(a) were deemed to be exempt from registration under the Securities Act under either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering, or because they did not involve a sales of securities. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The offers, sales, and issuances of the securities described in Item 15(b) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of Zynga Inc.

3.2*	Form of Amended and Restated Certificate of Incorporation of Zynga Inc., to be in effect upon closing of the offering.

3.3	Amended and Restated Bylaws of Zynga Inc., as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Zynga Inc., to be in effect upon closing of the offering.

4.1*	Form of Zynga Inc. Class A Common Stock Certificate.

5.1*	Form of Opinion of Cooley LLP.

10.1	Fifth Amended and Restated Investor Rights Agreement, by and between Zynga Inc., the investors listed on Schedule A thereto and Mark Pincus, dated February 18, 2011.

10.2+	Zynga Inc. 2007 Equity Incentive Plan.

10.3+	Form of Option Agreement under 2007 Equity Incentive Plan.

10.4*+	Zynga Inc. 2011 Equity Incentive Plan.

10.5*+	Forms of Option Agreement and Option Grant Notice under 2011 Equity Incentive Plan.

10.6*+	Form of Indemnification Agreement made by and between Zynga Inc. and each of its directors and executive officers.

10.7*+	Offer Letter, between Zynga Inc. and Steven Chiang, dated January 27, 2010.

10.8*+	Offer Letter, between Zynga Inc. and Reginald D. Davis, dated April 21, 2009.

10.9*+	Offer Letter, between Zynga Inc. and Cadir Lee, dated November 17, 2008.

10.10*+	Offer Letter, between Zynga Inc. and Mark Pincus, dated November 16, 2007.

10.11*+	Offer Letter, between Zynga Inc. and John Schappert, dated March 31, 2011.

10.12*+	Offer Letter, between Zynga Inc. and Owen Van Natta, dated July 28, 2010.

10.13*+	Offer Letter, between Zynga Inc. and David M. Wehner, dated June 22, 2010.

10.14	Office Lease by and between 650 Townsend Associates LLC and Zynga Inc., dated September 24, 2010; First Amendment to Lease dated February 17, 2011; and Second Amendment to Lease dated March 25, 2011.

10.15†	Developer Addendum by and between Facebook, Inc. and Zynga Inc., dated May 15, 2010.

10.16†	Developer Addendum #2 by and between Facebook, Inc. and Zynga Inc., dated December 27, 2010.

10.17	Warrant to Purchase Class B Common Stock, dated July 18, 2008, issued to KPCB Holdings, Inc.

10.18	Warrant to Purchase Class B Common Stock, dated July 31, 2009, issued to Allen & Company LLC.

10.19	Warrant to Purchase Class B Common Stock, dated June 16, 2011, issued to Kleiner Perkins Caufield & Byers, LLC.

Exhibit No.	Description of Exhibit

21.1	List of subsidiaries.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2#	Consent of Independent Registered Public Accounting Firm.

24.1#	Power of Attorney.

*	To be filed by amendment. All other exhibits are filed herewith.

+	Indicates management contract or compensatory plan.

†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should receive confidential treatment.

#	Previously filed.

(b) Financial Statement Schedules.

Schedule II — Valuation and Qualifying Accounts

(Dollars in thousands)	Beginning Balance	Charged to Operations(A)	Write-offs(B)	Ending Balance
Allowance for Doubtful Accounts
Year ended December 31, 2010	$356	$9	$(40)	$325

Year ended December 31, 2009	$210	$175	$(29)	$356

Year ended December 31, 2008	$0	$210	$(0)	$210

(A)	Reserves for customer balances

(B)	Uncollectible accounts written off

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 18th day of July, 2011.

Zynga Inc.

By:	/S/ MARK PINCUS
Mark Pincus Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MARK PINCUS Mark Pincus	Chief Executive Officer and Chairman (Principal Executive Officer)	July 18, 2011

/S/ DAVID M. WEHNER David M. Wehner	Chief Financial Officer (Principal Financial Officer)	July 18, 2011

/S/ MARK VRANESH Mark Vranesh	Chief Accounting Officer (Principal Accounting Officer)	July 18, 2011

* Bradley A. Feld	Director	July 18, 2011

* William “Bing” Gordon	Director	July 18, 2011

* Reid Hoffman	Director	July 18, 2011

* Jeffrey Katzenberg	Director	July 18, 2011

* Stanley J. Meresman	Director	July 18, 2011

* John Schappert	Director	July 18, 2011

* Owen Van Natta	Director	July 18, 2011

*By:	/s/ DAVID M. WEHNER
David M. Wehner
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of Zynga Inc.

3.2*	Form of Amended and Restated Certificate of Incorporation of Zynga Inc., to be in effect upon closing of the offering.

3.3	Amended and Restated Bylaws of Zynga Inc., as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Zynga Inc., to be in effect upon closing of the offering.

4.1*	Form of Zynga Inc. Class A Common Stock Certificate.

5.1*	Form of Opinion of Cooley LLP.

10.1	Fifth Amended and Restated Investor Rights Agreement, by and between Zynga Inc., the investors listed on Schedule A thereto and Mark Pincus, dated February 18, 2011.

10.2+	Zynga Inc. 2007 Equity Incentive Plan.

10.3+	Form of Option Agreement under 2007 Equity Incentive Plan.

10.4*+	Zynga Inc. 2011 Equity Incentive Plan.

10.5*+	Forms of Option Agreement and Option Grant Notice under 2011 Equity Incentive Plan.

10.6*+	Form of Indemnification Agreement made by and between Zynga Inc. and each of its directors and executive officers.

10.7*+	Offer Letter, between Zynga Inc. and Steven Chiang, dated January 27, 2010.

10.8*+	Offer Letter, between Zynga Inc. and Reginald D. Davis, dated April 21, 2009.

10.9*+	Offer Letter, between Zynga Inc. and Cadir Lee, dated November 17, 2008.

10.10*+	Offer Letter, between Zynga Inc. and Mark Pincus, dated November 16, 2007.

10.11*+	Offer Letter, between Zynga Inc. and John Schappert, dated March 31, 2011.

10.12*+	Offer Letter, between Zynga Inc. and Owen Van Natta, dated July 28, 2010.

10.13*+	Offer Letter, between Zynga Inc. and David M. Wehner, dated June 22, 2010.

10.14	Office Lease by and between 650 Townsend Associates LLC and Zynga Inc., dated September 24, 2010; First Amendment to Lease dated February 17, 2011; and Second Amendment to Lease dated March 25, 2011.

10.15†	Developer Addendum by and between Facebook, Inc. and Zynga Inc., dated May 15, 2010.

10.16†	Developer Addendum #2 by and between Facebook, Inc. and Zynga Inc., dated December 27, 2010.

10.17	Warrant to Purchase Class B Common Stock, dated July 18, 2008, issued to KPCB Holdings, Inc.

10.18	Warrant to Purchase Class B Common Stock, dated July 31, 2009, issued to Allen & Company LLC.

10.19	Warrant to Purchase Class B Common Stock, dated June 16, 2011, issued to Kleiner Perkins Caufield & Byers, LLC.

21.1	List of subsidiaries.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

Exhibit No.	Description of Exhibit
23.2#	Consent of Independent Registered Public Accounting Firm.

24.1#	Power of Attorney.

*	To be filed by amendment.

+	Indicates management contract or compensatory plan.

†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.

#	Previously filed.